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                                                                     Exhibit 5.1
THE MERRILL LYNCH FUND OF
STRIPPED ('ZERO') U.S. TREASURY SECURITIES
SERIES A, B, C, D, E, F, G, H, I, J AND K
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee
of The Merrill Lynch Fund of Stripped ('Zero')
U.S. Treasury Securities Series A, B, C, D, E, F, G, H, I, J and K

We hereby consent to the use in Post-Effective Amendment No. 13 to Registration Statement Nos. 2-89536, 2-94915, 33-02813, 33-13386, 33-21320, 33-28038,
33-34403, 33-39606, 33-47078, 33-49519 and 33-53085 of our opinions dated
January 31, 1997 relating to the financial statements of The Merrill Lynch Fund of Stripped ('Zero') U.S. Treasury Securities Series A, B, C, D, E, F, G, H, I, J and K and to the reference to us under the heading 'Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 23, 1997